Exhibit 10.3

2018 Long-Term Incentive Plan

This document sets forth the SpartanNash Company Long-Term Incentive Plan for awards made during the fiscal year ending December 29, 2018 and covering the three-year period ending January 2, 2021 (“2018 LTIP”).

1.Authority and Administration. This 2018 LTIP is authorized and administered by the Compensation Committee of the Board of Directors of SpartanNash Company. For Participants in positions at the Vice President level and above, the 2018 LTIP will have two equal award components: equity, in the form of SpartanNash common stock, and cash. For Participants at the director level, the 2018 LTIP will have only a stock component.  The Compensation Committee retains the discretion to deliver a 2018 LTIP award comprised of all stock in lieu of an award comprised of stock and cash.  Awards will be subject to plan documents as follows:

a)

Equity component. The equity component of the 2018 LTIP will be granted under and subject to the Company’s Stock Incentive Plan of 2015. The terms and conditions of vesting of all equity awards, including upon termination in the event of death, retirement, disability, or change in control, are set forth in the Stock Incentive Plan and the individual award letters.

b)

Cash Component. The cash component of the 2018 LTIP will be administered under the Executive Cash Incentive Plan of 2015 for Participants who were “named executive officers” in the Company’s proxy statement or Annual Report on Form 10-K for fiscal 2017 or who serve as Executive Vice President or any more senior position. For all other Participants, this 2018 LTIP will be administered under the Cash Incentive Plan of 2010. This 2018 LTIP will be subject to the terms and conditions of the applicable Plan (which are incorporated into this document by reference). If there is any conflict between the terms of the applicable Plan and this 2018 LTIP, the terms of the applicable Plan will control. Capitalized terms not defined in this Plan have the meanings given to them in the applicable Plan.

2.Equity Component. The equity component of the 2018 LTIP will consist of restricted stock that vests in four equal annual installments. Specifically, 25% of the shares will vest on each anniversary of the grant date, with the final installment vesting in 2022. The full terms and conditions of the grant are set forth in a letter that will be issued to each recipient.

3.Cash Component. This section explains the cash component of the 2018 LTIP.

Exhibit 10.3

a)Target Award Amount. Each Participant’s threshold, target and maximum 2018 LTIP award opportunity will be communicated to him or her separately in writing. Each 2018 LTIP award will be paid to the extent SpartanNash achieves at least the threshold level of performance for the applicable performance measurement, and the Participant otherwise satisfies the requirements of the LTIP and the applicable Plan.

b)Performance Period and Measurements.

i.	Performance Measurement. The “Performance Period” for the 2018 LTIP will begin on December 31, 2017 and end on January 2, 2021.

ii.	Metrics. Payouts under the 2018 LTIP will be determined by SpartanNash’s performance with respect to the metrics below, each of which will be weighted by the corresponding percentage:

Performance Measurement	Percentage of Long-Term Cash Incentive Award
EPS[1]	40%
Consolidated Adjusted EBITDA [2]	40%
Plan-based ROIC[3]	20%

[1]	EPS means Diluted Earnings per Share on a Consolidated Net Earnings (adjusted for items not representative of ongoing operations) basis.

[2]

Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that is defined as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

[3]

Plan-based ROIC is calculated by dividing the tax affected operating profit adjusted for income and expenses consistently with the annual incentive plan for the last year of the measurement period and LIFO expense by a 5 quarter average of total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities), calculated using the last 5 quarters of the measurement period.

c)Performance Goals and Payouts. 2018 LTIP award payouts will be determined according to the matrices presented below. The levels of performance for EPS, Consolidated Adjusted EBITDA, and Plan-based ROIC will be communicated to Participants separately. No 2018 LTIP award will be paid with respect to a performance measurement unless SpartanNash achieves the threshold level of performance for that performance measurement. If SpartanNash’s actual performance achieved for EPS, Consolidated Adjusted EBITDA, or Plan-based ROIC exceeds the threshold level and falls between specified levels, then the percentage of the Target Award that will be paid will be determined by interpolation.

Exhibit 10.3

EPS

	Performance	Payout
Level	% of EPS Goal	% of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
—	112.0%	173.6%
Maximum	≥116.3%	200.0%

Consolidated Adjusted EBITDA

	Performance	Payout
Level	% of Consolidated Adjusted EBITDA Goal	% of Target
—	<90.0%	0.0%
Threshold	90.0%	50.0%
—	92.5%	62.5%
—	95.0%	75.0%
—	97.5%	87.5%
Target	100.0%	100.0%
—	101.3%	125.0%
—	102.5%	150.0%
—	103.8%	175.0%
Maximum	≥105.0%	200.0%

Exhibit 10.3

Plan-based ROIC

	Performance	Payout
Level	% of ROIC Goal	% of Target
—	<92.0%	0.0%
Threshold	92.0%	10.0%
—	94.0%	32.5%
—	96.0%	55.0%
—	98.0%	77.5%
Target	100.0%	100.0%
—	103.8%	125.0%
—	107.5%	150.0%
	111.3%	175.0%
Maximum	≥115.0%	200.0%

d)	Exclusions. The evaluation of these metrics will exclude the events or their effects set forth in Section 5.3 of the Executive Cash Incentive Plan.

e)	No Additional Vesting Period. Each 2018 LTIP component earned according to the matrices above, if any, will not be subject to any additional vesting period following the Performance Period.

f)

Effect of Termination of Employment without a Change in Control. Except as set forth in Section 8 below: (a) if a Participant’s employment with SpartanNash terminates for any reason other than Retirement, Death, or Total Disability before the end of a Performance Period, any unearned portion of the 2018 LTIP award will be forfeited; and (b) if a Participant’s employment terminates for Retirement, Death or Total Disability, eligibility for payout of an 2018 LTIP award will be determined as follows:

i.

Death or Total Disability. If more than 12 months remain in the Performance Period, the Participant’s Target Award will be paid on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of death or total disability. If 12 months or less remain in the Performance Period, then following the completion of the Performance Period, any earned LTIP award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

Exhibit 10.3

ii.

Retirement. In the event of termination due to Retirement, the  LTIP award, if any, will be the amount the Participant would have earned had he or she remained employed with SpartanNash until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

iii.

After the Performance Period. For termination due to death, Total Disability, or Retirement occurring after the performance period but before the payout date, the earned LTIP award (if any) will be paid in full no later than the 15th day of the third month following the date of death or total disability. For any other separation of employment occurring after the performance period but before the payout date, the 2018 LTIP award will be forfeited.

g)	Change in Control.

i.

Before the end of the Performance Period. Upon a Change in Control of SpartanNash (as defined in the Plan) before the end of the Performance Period, a Participant that is employed by SpartanNash on the effective date of the Change in Control will earn a 2018 LTIP award equal to the greater of the Target Award or the projected 2018 LTIP award (with the projected 2018 LTIP award to be calculated by estimating the Company’s expected performance for the Performance Period based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through the end of the Performance Period), to be paid on a pro-rata basis for the number of full weeks completed in the Performance Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

ii.

After Performance Period. Upon a Change in Control following the Performance Period, any earned but unpaid 2018 LTIP award will be payable in full upon the earliest to occur of the termination of employment for any reason, or the date that is the 15th day of the third month following the Change in Control.

h)

Executive Severance Agreement. The 2018 LTIP award opportunity described in this 2018 LTIP is not subject to the provisions of any Executive Severance Agreement with the Company. In the event of a Change in Control, a Participant’s right to receive any portion of the LTIP award described in this 2018 LTIP will be governed exclusively by the terms and conditions of the LTIP.

Exhibit 10.3

4.Clawback. All 2018 LTIP awards will be subject to the Company’s “clawback” policy providing for the recovery of incentive compensation.

5.Delegation of Authority. The Compensation Committee of the Board of Directors has delegated to the Chief Human Resources Officer and her designees the authority to administer and interpret the 2018 LTIP, provided that such administration and interpretation is not contrary to the Plan, this 2018 LTIP, or any determination of the Compensation Committee.

6.Post-Employment Agreements. As a condition of and in consideration for participation in the 2018 LTIP, an associate must agree to the post-employment covenants regarding non-competition, non-solicitation and other matters set forth on Exhibit A to this document. Any associate participating in the 2018 LTIP must provide a signed acknowledgement of agreement.

7.Other Rules of Participation.

a)

Associates who are selected to receive a 2018 LTIP award under this plan will receive a notification of their designation as a 2018 LTIP Participant (“Participant”). Only associates who are in eligible roles on December 31, 2017, or who are hired or promoted into a full-time eligible role on or before October 1, 2018 may be considered for a 2018 LTIP award.

b)	If a Participant is on a non-FMLA leave during the Performance Period, then the 2018 LTIP award payout, if any, will be prorated based on the number of weeks worked during the Performance Period.

c)	Associates who are on leave at the beginning of the Performance Period and terminate employment prior to returning to work are not eligible to receive an LTIP award.

Exhibit 10.3

Exhibit A

Post-Employment Competition Agreement

1.	Introduction

SpartanNash faces intense competition in all of its lines of business. Your employment with SpartanNash has required, and will continue to require, that you work with SpartanNash’s non-public, proprietary, confidential or trade secret information (all such information, “Confidential Information”), which is vitally important to SpartanNash’s success. You have also participated in and developed relationships with SpartanNash customers in the course of your employment.

It is important that SpartanNash take steps to protect its Confidential Information and business relationships, even after your employment with SpartanNash concludes for any reason. Your disclosure of Confidential Information or interference with SpartanNash’s relationships could do serious damage to the business, finances, or reputation of SpartanNash. For these reasons, SpartanNash requires that you agree to the restrictions set forth below as consideration for, and as a condition of receipt of, your 2018 Long Term Incentive Award opportunity (“LTI Award”).

2.	Important Definitions

As used in this document:

“Agreement” means this post-employment competition agreement.

“Business” means the Military Segment (defined below), the Food Distribution Segment (defined below) and the Retail Segment (defined below):

•

The “Military Segment” means:  the manufacturing, procurement, sale or distribution of Products (defined below) within the military resale system, including United States military commissaries and exchanges, the Defense Commissary Agency, AAFES, NEXCOM, CGX, MCX, and any third-party distributors, brokers, partners or manufacturers with which SpartanNash conducted business or was preparing to conduct business in the Military Segment at any time during the 24-month period preceding the termination of your employment for any reason;

•

The “Food Distribution Segment” means:  the manufacture, sale, or distribution of Products (defined below), or provision of any value-added services, to any independent grocery store, SpartanNash-owned grocery stores, “meal kit” provider, reseller, national account, or any other retailer of Products (whether brick-and-mortar or e-commerce) with whom SpartanNash conducted business or was preparing to conduct business at any time during the 24-month period preceding the termination of your employment for any reason; and

Exhibit 10.3

•

The “Retail Segment” means:  the operation of any retail grocery store or other business that obtains, or plans to obtain, twenty percent (20%) or more of its gross revenue from retail sales of Products (as defined below).

“Covered Customer” means any Person to whom SpartanNash provided good or services at any time during the 24-month period preceding the termination of your employment for any reason, with which or with whom you first had contact directly or indirectly as part of your job responsibilities (including oversight responsibility) with SpartanNash or about which or whom you learned Confidential Information.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship, other business organization, business trust, union, association or governmental or regulatory entities, department, agency or authority.

“Products” means grocery and related products including, nationally branded and private label grocery products and perishable food products (including dry groceries, produce, dairy products, meat, delicatessen items, bakery goods, frozen food, seafood, floral products, beverages, tobacco products, fresh protein-based foods, prepared meals, and value-added products such as fresh-cut fruits and vegetables and prepared salads), general merchandise, health and beauty care products, pharmacy products (prescription and non-prescription drugs), fuel and other items offered by SpartanNash.

“Restricted Area” means (i) with respect to the Military Segment, the United States, Europe, Cuba, Puerto Rico, Bahrain, Egypt and any other country in the world where SpartanNash engages in the Military Segment or was preparing to engage in the Military Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason; (ii) with respect to the Food Distribution Segment, any U.S. state or territory and any other country in the world where SpartanNash engages in the Food Distribution Segment or was preparing to engage in the Food Distribution Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason; or (iii) with respect to the Retail Segment, in  Iowa, Michigan, Minnesota, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin, as well as any other state in the United States where SpartanNash engages in the Retail Segment or was preparing to engage in the Retail Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason.

“SpartanNash” means SpartanNash Company and any of its subsidiaries.

3.	Your Agreements

By accepting the LTI Award, you agree that, while you are employed with SpartanNash and for twelve (12) months following the termination of your employment for any reason, you will not, directly or indirectly:

Exhibit 10.3

a.

be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, provide advice to, contribute to, lend money to or otherwise finance, hold a security interest in, render services for, or provide assistance to, any Person that engages or is preparing to engage, anywhere within the Restricted Area, in any Business with respect to which you had responsibility at any time within the 24-month period preceding the termination of your employment for any reason, or with respect to which you possess any Confidential Information; provided, however, that you may make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended;

b.

(i) solicit or conduct business with any Covered Customer or any current, former or prospective supplier; or (ii) otherwise induce any current, former or prospective customer, supplier, contractor, or other third party to stop doing business with SpartanNash, adversely change the terms or amount of its business with SpartanNash, refuse to do business with SpartanNash; or (iii) otherwise interfere with any SpartanNash business relationships; or

c.

hire, engage, or solicit for employment or engagement any individual who was employed or engaged by SpartanNash at any time within the 24-month period preceding the termination of your employment for any reason, or encourage or persuade any such individual to end his or her relationship with SpartanNash.

You agree that the restrictions above are necessary to ensure the protection and continuity of the business and goodwill of SpartanNash, and that the restrictions are reasonable as to geography, duration and scope.

4.	Other Terms and Conditions
a.

Coordination with Other Agreements. This document sets forth the entire agreement between you and SpartanNash with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between you and SpartanNash with respect to its subject matter; except that, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you have to SpartanNash under any other agreement, policy, plan or program of SpartanNash, all of which remain in effect and constitute separate, enforceable obligations. You and SpartanNash represent that, in executing this Agreement, you and SpartanNash have not relied upon any representations or statements made, other than those set forth in this document, with regard to the subject matter, basis or effect of this Agreement.

Exhibit 10.3

b.

Severability; “Blue Penciling.”  If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, then any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law and then so enforced.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.  A determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable will not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

c.

Waiver.  SpartanNash’s failure to enforce any term, provision or covenant of this Agreement will not be construed as a waiver.  Waiver by SpartanNash of any breach or default by you or any other person will not operate as a waiver of any other breach or default.

d.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon SpartanNash, any successor organization which shall succeed to SpartanNash by acquisition, merger, consolidation or operation of law, or by acquisition of assets of SpartanNash and any assigns of SpartanNash.  You may not assign your obligations under this Agreement.

e.

Modification; Amendment.  This Agreement may not be changed orally, but may be changed only in a writing signed by you and an officer of SpartanNash holding the title of Senior Vice President or any more senior position.

f.

Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

g.

Relief.  In addition, you agree that SpartanNash would suffer irreparable harm if you were to breach, or threaten to breach, your agreements in Section 3 above and that SpartanNash would by reason of such breach, or threatened breach, be entitled to injunctive relief in an appropriate court, without the need to post any bond, and you consent to the entry of injunctive relief prohibiting you from breaching your agreements in Section 3 above.  You also agree that SpartanNash may claim and recover money damages in addition to injunctive relief.  Furthermore, in the event you were to breach, or threaten to breach, any of your agreements in Section 3 above, any unvested or unpaid portion of the LTI Award will be forfeited.